EXHIBIT 99.1

FOR RELEASE 5:00 PM ET, March 30, 2015

Contact:    Robert S. Tissue, Sr. Vice President & Chief Financial Officer
Telephone:    (304) 530-0552
Email:        rtissue@summitfgi.com
SUMMIT FINANCIAL GROUP, INC. ANNOUNCES RECORD DATE FOR RIGHTS OFFERING
MOOREFIELD, WV - March 30, 2015 (GLOBE NEWSWIRE) - Summit Financial Group, Inc. ("Company" or "Summit") (NASDAQ: SMMF) today announced that its Board of Directors set the record date for the previously disclosed upcoming rights offering (the “Rights Offering”) of Company common stock (“Common Stock”) as of the close of business April 10, 2015 (“Record Date”).
As previously announced, in the Rights Offering, all holders of Common Stock as of the Record Date, with the exception of Castle Creek Capital Partners V, LP (“Castle Creek”), will be offered non-transferable rights (“Rights”) to purchase shares of Common Stock at the same per share purchase price of $9.75 used in the recent private placement to Castle Creek. The aggregate number of shares that will be offered for sale in connection with the Rights Offering is 256,410 and, if all shares offered are purchased, the Company expects to yield total gross proceeds of $2.5 million, prior to any fees and expenses associated with the sale. The Rights will be distributed to all of the holders of the Common Stock, excluding Castle Creek, on a pro rata basis, based on the number of shares of Common Stock owned by each shareholder as of the Record Date.
The Company expects the Rights Offering will commence in mid-April 2015 and conclude by the end of May 2015.
About the Company
Summit Financial Group, Inc. is a $1.44 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates fifteen banking locations. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.